Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-16509, 33-51034, 33-57121, 333-41238, 333-172663, 333-185703, 333-185704, 333-204406, and 333-217922) of The Progressive Corporation of our report dated February 27, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2017 Annual Report to Shareholders, which is incorporated by reference in The Progressive Corporation’s Annual Report on Form 10‑K. We also consent to the incorporation by reference of our report dated February 27, 2018 relating to the financial statement schedules, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 27, 2018